Ex. 10.100

IMMEDIATE RELEASE

CONTACTS:
Ruth Pachman or Roy Winnick
Kekst and Company
212-521-4891 or 4842

PINAULT-PRINTEMPS-REDOUTE S.A. PROPOSES ACQUISITION OF OUTSTANDING SHARES OF BRYLANE INC. WHICH IT DOES NOT OWN FOR $20 PER SHARE

     Paris, December 2, 1998 - Pinault-Printemps-Redoute S.A. ("PPR"), a publicly traded specialty retailer listed on the Paris Bourse (PRTP.PA), today announced that it has made a proposal to the independent directors of the Board of Directors of Brylane Inc.
(NYSE: BYL) regarding the acquisition of all remaining outstanding shares of Brylane not owned by PPR for $20 per share. The letter reflecting PPR's proposal which was sent to the independent directors of Brylane is attached.

     PPR currently owns approximately 49.9% of the outstanding Brylane common stock. Affiliates of PPR own an additional approximately 0.2% of the Brylane common stock. At a price per share of $20, the aggregate value of the transaction would be approximately $172.5 million to acquire the shares of common stock not already owned by PPR. The $20 per share purchase price represents a premium of approximately 18.5% to yesterday's closing price and 27.8% and 16.0% premium over the average of the closing prices of Brylane common stock on the New York Stock Exchange over the past 30 trading days and 60 trading days, respectively.

     PPR's proposal is subject to the approval of the Board of Directors of Brylane, including the approval of a majority of the independent directors on the Brylane Board, and other conditions customary in transactions of this type. The proposed offer is not conditioned on financing.

     "We believe that this transaction will better position Brylane to pursue future business and growth opportunities while allowing PPR to capitalize upon cross-border opportunites in the specialty catalog sector in a more effective manner," said Serge Weinberg, Chairman of the Executive Board of PPR. "Although we believe that Brylane faces many challenging competitors, PPR has concluded that its corporate goals would be better served if it owned all of the outstanding equity in Brylane."

     PPR also stated in its proposal to the Brylane Board that PPR is not interested, under any circumstances, in selling its interest in Brylane. Moreover, PPR reserves the right to amend or withdraw the proposal at any time in its discretion.

     Brylane is the nation's leading specialty catalog retailer of value-priced apparel, with a focused portfolio of catalogs that includes Lane Bryant, Roaman's, Jessica London and KingSize, serving the special size apparel market, and Chadwick's of Boston, Lerner, Bridgewater and Brett serving the regular-size apparel market. In addition, the Company's home catalog, introduced in September 1998, offers value-priced home products. Brylane also markets certain of its catalogs under the "Sears" name to customers of Sears, Roebuck and Co. under an exclusive licensing arrangement with Sears Shop at Home Services, Inc. Brylane is headquartered in New York and has facilities in Indiana, Massachusetts and Texas.

     Headquartered in Paris, PPR operates several different specialized retail chains that sell a wide range of consumer goods. PPR's principal chains include Printemps (general merchandise), Conforama (furniture, household electronic goods and appliances) and Fnac (records, books, computers and consumer electronics). Through La Redoute, PPR is Europe's third largest mail order company.

*    *    *

     This press release is not an offer or the solicitation of an offer to buy any securities of Brylane, and no such offer or solicitation will be made except in compliance with applicable securities laws.

     Information Concerning Forward- Looking Statements: This press release contains forward-looking statements as defined by the federal securities laws and are based on PPR's current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied. Certain factors that could cause actual results to differ are indicated in Brylane's filings with the Securities and Exchange Commission.